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                                                                EXHIBIT 10.2(b)

LEASE AGREEMENT WITH RIGHT OF PREEMPTION

Lesser:
Tjelta Eiendom 1 AS (TE)
Org.no: 976907884

Lessee:
Simex AS (SX)
Org.no: 937454104

TE are erecting a new building on the site gnr.35 brn 250, Forus, Sola county, size of property ca. 5000 - 20000 m2, according to the building- and enterprise plan, with reference to the agreement with SX.

SX and TE participates in the project management, which main object is to erect an industrial building as cheap and functional as possible. All calculations and markups shall be unconcealed.

SX projects and supplies all technical installations in the building, cooperating with the general contractor. Remunerations to SX, are to be invoiced directly to TE, without markups from the general contractor.

The projects' estimated costs are appr. NOK 30 000 000,-, for the building, and appr. NOK10 000 000,-, for the property.

SX has the right to claim an extension of the building, on the same conditions as for the rest of the project.

The leasing period shall be 20 years, estimated from the day of take-over,
15.09.99. SX has the right of preemption (first option) if the building is to be sold prior to the expiration of the leasing period.

SX has the right to renegotiate the leasing agreement after the expiration of the leasing period.

SX and TE shall together decide upon the project finance. SX is to decide what kind of project finance and which finance institution to choose.

SX has the right to refinance the project whenever required, and may, after 10 years, claim their deposit reimbursed.

Costs in connection with the refinancing, is to be carried by SX.

TE is to invest NOK 2 000 000,- as capital ownership in the project. SX invests NOK

5 000 000,-, as a deposit. TE is to reimburse this deposit after 20 years at the latest. The deposit is to be indexed in accordance with the Central Bureau of Statistics.

SX receives a mortgage bond with priority after the projects main source of finance.

The rent is to be estimated as follows:


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SX pays the current interest rates on the current loans.

TE shall pay off the loans annually with equal amounts, for 20 years, except for the value of the property.

SX pays 5% of the amount invested in production and storerooms per year.

SX pays 2% of the amount invested in office premises per year.

SX pays 2% of the total investments in the building per year, this is adjusted in accordance with the Central Bureau of Statistics price index.

The building loan interest is to be added to the value of the building, and depreciated over the same period of time.

SX is responsible for maintenance, except normal wear and tear. SX is responsible for

Municipal taxes and contents insurance. Sx is also responsible for the window insurance.

TE is responsible for the building insurance and the property tax.

This agreement is to be edited when all numbers are known.

TE is to bye SX' current buildings, according to separate agreement.

Disputes concerning this agreement shall seek a solution among the parties. If this fails, an impartial person (company) shall be appointed by the parties.

This agreement is issued in two copies, one copy to each of the parties.

Forus 271198

(sign)                                                 (sign)
Elmer Lunde                                            Jostein Tjelta
Simex NK/ Technologies Inc                             Tjelta Eiendom 1 as
Simex as                                               Portsenteret as


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